NEWS RELEASE
November 29, 2004

Quincy to Acquire Additional Uranium
Properties in New Mexico and Colorado

Toronto, Ontario - The Board of Directors of Quincy Gold Corp. (TSXV: QGO; OTCBB: QCYG) is pleased to announce that it has entered into a letter of intent with NZ Uranium LLC (the successor in title to the assets of the New Mexico and Arizona Land Company) pursuant to which Quincy could earn a 65% interest in three separate uranium resources including the Hosta Butte and Hansen (Tallahassee Creek) deposits located in New Mexico and Colorado. The third property is in the Churchrock area of New Mexico. Extensive exploration work has been conducted on all of these properties by other operators who have established historical resources of uranium. These previous operators have indicated that significant parts of these properties are likely to be amenable to in-situ leaching, a relatively benign method of mining and processing of the uranium contained in subsurface deposits.

As consideration for the options, Quincy proposes to issue to NZ Uranium LLC 4,000,000 shares of common stock,. In order to exercise the options, Quincy will be required to spend a total of USD $4,250,000 on exploration and development of the properties over a four year period, of which USD $500,000 would be a firm commitment, and issue to NZ Uranium LLC an additional 1,050,000 shares of common stock per property.

Quincy would have the right to increase its interest in any or all of the properties to 80% if Quincy elects to fund one or more of the properties to a bankable feasibility study and obtain permits for the intended mining and processing operation, in which case Quincy would be required to issue to NZ Uranium LLC an additional 250,000 shares of common stock per property.

The letter of intent calls for a 45 day due diligence period, the execution of a binding agreement, and the approval of the TSX Venture Exchange. Quincy will begin an exhaustive review of the geology and ore resources of the property package immediately as an integral part of its due diligence review. It is Quincy's intent to commence an aggressive work program towards the permitting of the most favorable of the three properties as soon as the final documents have been executed.

To find out more about Quincy Gold Corp visit our website at www.quincygold.com or contact:

Daniel Farrell, President & CEO	T: (416) 366-7871	E: dfarrell@quincygold.com
Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincygold.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY GOLD CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy's operations. These and other risks are described in the Company's Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.